                                                                    EXHIBIT 2.10


                    MASTER TRANSITIONAL SERVICES AGREEMENT

                                    between

                               Catalytica, Inc.

                                      and

                        Catalytica Energy Systems, Inc.

                               ________ __, 2000

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                               TABLE OF CONTENTS

                                                                               Page
                                                                               ----
ARTICLE 1 DEFINITIONS..........................................................   1


ARTICLE 2 TRANSITION SERVICE SCHEDULES.........................................   2

         2.1      Services.....................................................   2
         2.2      Schedules....................................................   2

ARTICLE 3 SERVICES.............................................................   3

         3.1      Services Generally...........................................   3
         3.2      Service Limitations..........................................   3
         3.3      Impracticability.............................................   3
         3.4      Additional Resources.........................................   3
         3.5      Additional Services..........................................   3
         3.6      Obligations As To Additional Services........................   4

ARTICLE 4 TERM.................................................................   4


ARTICLE 5 COMPENSATION.........................................................   4

         5.1      Charges for Services.........................................   4
         5.2      Payment Terms................................................   5
         5.3      Performance Under Ancillary Agreements.......................   5
         5.4      Error Correction; True-Ups; Accounting.......................   5
         5.5      Pricing Adjustments..........................................   6

ARTICLE 6 GENERAL OBLIGATIONS; STANDARD OF CARE................................   6

         6.1      Performance Metrics..........................................   6
         6.2      Transitional Nature Of Services; Changes.....................   6
         6.3      Responsibility For Errors; Delays............................   6
         6.4      Good Faith Cooperation; Consents.............................   6
         6.5      Alternatives.................................................   7

ARTICLE 7 TERMINATION..........................................................   7

         7.1      Termination..................................................   7
         7.2      Survival.....................................................   7
         7.3      User IDs, Passwords..........................................   7

ARTICLE 8 RELATIONSHIP BETWEEN THE PARTIES.....................................   8

ARTICLE 9 SUBCONTRACTORS.......................................................   8


ARTICLE 10 INTELLECTUAL PROPERTY...............................................   8

         10.1     Allocation Of Rights By Ancillary Agreements.................   8


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

                               TABLE OF CONTENTS

                                  (continued)

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         10.2     Existing Ownership Rights Unaffected.........................    8

ARTICLE 11 SOFTWARE LICENSE....................................................    9

         11.1     Software Deliverable/License.................................    9
         11.2     License To Software..........................................    9
         11.3     Restrictions.................................................    9
         11.4     Copyright Notices............................................    9
         11.5     As-Is Warranty...............................................    9
         11.6     Implied Warranty Disclaimer..................................    9
         11.7     No Other Obligations.........................................   10

ARTICLE 12 CONFIDENTIALITY.....................................................   10


ARTICLE 13 LIMITATION OF LIABILITY.............................................   10


ARTICLE 14 FORCE MAJEURE.......................................................   10


ARTICLE 15 DISPUTE RESOLUTION..................................................   10

         15.1     Mediation....................................................   10
         15.2     Arbitration..................................................   11
         15.3     Court Action.................................................   11
         15.4     Continuity of Service and Performance........................   11

ARTICLE 16 MISCELLANEOUS.......................................................   12

         16.1     Entire Agreement.............................................   12
         16.2     Governing Law................................................   12
         16.3     Termination..................................................   12
         16.4     Notices......................................................   12
         16.5     Binding Effect; Assignment...................................   12
         16.6     Severability.................................................   12
         16.7     Failure Or Indulgence Not Waiver; Remedies Cumulative........   13
         16.8     Amendment....................................................   13
         16.9     Authority....................................................   13
         16.10    Interpretation...............................................   13
         16.11    Conflicting Agreements.......................................   13
         16.12    Counterparts.................................................   13

                    MASTER TRANSITIONAL SERVICES AGREEMENT

     This Master Transitional Services Agreement (this "Agreement") is effective
                                                        ---------
as of _______, 2000 (the "Effective Date"), by and between Catalytica, Inc., a
                          --------------
Delaware corporation ("Catalytica"), and Catalytica Energy Systems, Inc., a
                       ----------
Delaware corporation ("CESI").
                       ----

                                   RECITALS

     WHEREAS, Catalytica by certain other instruments of even date herewith transfers or will transfer to CESI effective as of the Separation Date, substantially all of the business and assets of the CESI Business owned by Catalytica in accordance with the Master Separation Agreement dated as of October __, 2000 between the Catalytica and CESI (the "Separation Agreement").
                                                       --------------------

     WHEREAS, Catalytica has entered into the Agreement and Plan of Merger, dated as of August 2, 2000 (the "Merger Agreement"), with Synotex Company, Inc.
                                 ----------------
("Synotex") and Synotex Acquisition Corporation pursuant to which, subsequent to
  -------
the distribution by Catalytica of its shares of CESI, Synotex Acquisition Corporation will merge with and into Catalytica (the "Merger"), resulting in
                                                      ------
Catalytica becoming a wholly-owned subsidiary of Synotex.


     WHEREAS, for a limited period of time following the Separation Date and for the sole purpose of ensuring the orderly and effective separation of Catalytica and CESI, CESI desires to receive from Catalytica certain services of the type performed by the business constituting Catalytica prior to the Separation Date or which services require assets or employees of Catalytica.

     NOW, THEREFORE, in consideration of the foregoing and the covenants and agreements set forth below, the parties hereto agree as follows:

                                   ARTICLE 1

                                  DEFINITIONS

     For the purpose of this Agreement, the following capitalized terms shall have the following meanings:

     "Additional Services" shall have the meaning set forth in Section 3.5.
      -------------------

     1.1  "Ancillary Agreements" shall have the meaning set forth in the
           --------------------
Separation Agreement.

     1.2  "Distribution Date" shall have the meaning set forth in the
           -----------------
Separation Agreement.

     1.3  "Documentation" shall mean the manuals and other documentation
           ------------
provided by Catalytica to CESI in connection with the Services, including any items listed and described in the relevant Transition Service Schedule hereto.

     "Impracticable" shall have the meaning set forth in Section 3.3.
      -------------

     1.4  "Indemnification Agreement" shall mean that certain Indemnification
           -------------------------
Agreement by and between CESI and Catalytica dated of even date hereof.

     1.5  "Master Confidential Disclosure Agreement" shall mean that certain
           ----------------------------------------
Master Confidential Disclosure Agreement by and between CESI and Catalytica dated of even date hereof.

     1.6  "Party" means either: (i) CESI or (ii) Catalytica and, following the
           -----
Merger, Synotex, as the case may be.

     1.7  "Separation Agreement" shall mean that certain Master Separation
           --------------------
Agreement by and between CESI and Catalytica dated of even date hereof.

     1.8  "Separation Date" shall have the meaning set forth in the Separation
           ---------------
Agreement.

     "Service(s)" shall have the meaning set forth in Section 3.1.
      ----------
     "Software Deliverable" shall mean a software program(s) and other materials
      --------------------
as defined in Section 11.1 provided by Catalytica to CESI and listed and described in the relevant Transition Service Schedule.

     1.9  "Subsidiary" shall have the meaning set forth in the Separation
           ----------
Agreement.

                                   ARTICLE 2

                         TRANSITION SERVICE SCHEDULES

     2.1  Services. This Agreement will govern the transitional services as
          --------
requested by CESI and provided to CESI by Catalytica, the details of which are set forth in the Transition Service Schedules attached to this Agreement, or otherwise agreed to in writing by the Parties.

     2.2  Schedules. Each Service shall be covered by this Agreement upon
          ---------
execution of a Transition Service Schedule in the form attached hereto as Exhibit A (each transition service schedule, a "Transition Service Schedule"). For each Service, the Parties shall set forth in the Transition Service Schedule, among other things, the time period during which the Service will be provided if different from the term of this Agreement determined pursuant to
ARTICLE 4 hereof, a summary of the Service to be provided; a description of the Service; and the estimated charge, if any, for the Service and any other terms applicable thereto. This Agreement and all the Transition Service Schedules shall be defined as the "Agreement" and incorporated herein wherever reference to it is made. Notwithstanding the foregoing the Parties acknowledge and agree that it may not be practicable to describe each Service in detail and that, therefore, a Service, when generally agreed upon by the Parties will be provided and paid for in accordance with the applicable terms of this Agreement even where such Service is not described in detail in a Schedule. Notwithstanding anything to the contrary contained in any Transition Service Schedule, all references to "Synotex" shall be deemed references to "Catalytica."

                                   ARTICLE 3

                                   SERVICES

     3.1  Services Generally. Except as otherwise provided herein, for the term
          ------------------
determined pursuant to ARTICLE 4 hereof, Catalytica shall provide or cause to be provided to CESI the service(s) described in the Transition Service Schedule(s) attached hereto. Executed Transition Service Schedules are attached hereto as Exhibits B-1, B-2, etc. The service(s) described on a single Transition Service Schedule shall be referred to herein as a "Service." Collectively, the services described on all the Transition Service Schedules (including Additional Services) shall be referred to herein as "Services."

     3.2  Service Limitations. Except as provided in a Transition Service
          -------------------
Schedule for a specific Service: (i) Catalytica shall not be required to provide the Services except to the extent and only at the locations such Services are being provided by the business constituting Catalytica prior to the Separation Date or the performance of such service requires assets that will be owned by Catalytica following the Separation Date; and (ii) the Services will be available only for purposes of conducting the business of CESI substantially in the manner it was conducted by the business constituting CESI prior to the Separation Date.

     3.3  Impracticability. Catalytica shall not be required to provide any
          ----------------
Service to the extent the performance of such Service becomes "Impracticable" as a result of a cause or causes outside the reasonable control of Catalytica including unfeasible technological requirements, or to the extent the performance of such Services would require Catalytica to violate any applicable laws, rules or regulations or would result in the breach of any confidentiality or non-disclosure obligations, software license or other applicable contract.

     3.4  Additional Resources. Except as provided in a Transition Service
          --------------------
Schedule for a specific Service, in providing the Services, Catalytica shall not be obligated to: (i) hire any additional employees; (ii) maintain the employment of any specific employee; (iii) purchase, lease or license any additional equipment or software; (iv) pay any costs related to the transfer or conversion of CESI's data; or (v) engage any alternate supplier of Services. Unless otherwise specified in the relevant Transition Services Schedule, Catalytica shall not be required to purchase or deliver to CESI additional equipment or materials required to perform the relevant Service unless, CESI shall reimburse Catalytica for such equipment or materials in accordance with ARTICLE 5.

     3.5  Additional Services. From time to time after the Effective Date, the
          -------------------
Parties may identify additional services that Catalytica will provide to CESI in accordance with the terms of this

Agreement (the "Additional Services"). Accordingly, the Parties shall execute
                -------------------
additional Transition Service Schedules for such Additional Services pursuant to
ARTICLE 2. Except as set forth in Section 3.6, the Parties may agree in writing on Additional Services during the term of this Agreement.

     3.6  Obligations As To Additional Services. Except as set forth in the
          -------------------------------------
next sentence, Catalytica shall perform, at a charge determined using the principles for determining fees under Section 5.1, any Additional Service that:
(a) was provided by the business constituting Catalytica immediately prior to the Separation Date and that was inadvertently or unintentionally omitted from the list of Services, (b) is based on the use of assets owned by Catalytica as a result of the Separation Date, or (c) is reasonably necessary to effectuate an orderly transition under the Separation Agreement unless such performance would significantly disrupt Catalytica's operations or materially increase the scope of its responsibility under this Agreement. If Catalytica reasonably believes the performance of Additional Services required under subparagraphs (a), (b) or
(c) would significantly disrupt its operations or materially increase the scope of its responsibility under this Agreement, the Parties shall negotiate in good faith to establish terms under which such Additional Services may be provided.

                                   ARTICLE 4

                                     TERM

     The term of this Agreement shall commence on the Effective Date and shall remain in effect until two (2) years after the Effective Date (the "Expiration
                                                                    ----------
Date"), unless earlier terminated under ARTICLE 7. This Agreement may be
----
extended by the Parties in writing, either in whole or with respect to one or more of the Services; provided, however, that such extension shall only apply to
                      --------  -------
the Services for which the Agreement was extended. The Parties shall be deemed to have extended this Agreement with respect to a specific Service if the Transition Service Schedule for such Service specifies a completion date beyond the aforementioned Expiration Date. The Parties may agree on an earlier expiration date respecting a specific Service by specifying such date on the Transition Service Schedule for that Service. Services shall be provided up to and including the date set forth in the applicable Transition Service Schedule, subject to earlier termination as provided herein.

                                   ARTICLE 5

                                 COMPENSATION

     5.1  Charges for Services. CESI shall pay to Catalytica the charges, if
          --------------------
any, set forth on the Transition Service Schedules for each of the Services listed therein as adjusted, from time to time, in accordance with the process and procedures established under Section 5.4 and Section 5.5 hereof. Such fees shall include the direct costs, as determined using the process described in such Transition Service Schedule, and indirect costs of providing the Services, unless specifically indicated otherwise on a Transition Service Schedule. However, if the term of this Agreement is extended beyond the Expiration Date as provided in ARTICLE 4, CESI will reimburse Catalytica such costs for the Services unless the Transition Service Schedule for such Service indicates it is to extend beyond the Expiration Date. The Parties also intend for charges to be easy to administer and justify and, therefore, they hereby acknowledge it may be counterproductive to try to recover every cost, charge or expense, particularly those that are de minimus. The Parties shall use good faith efforts to discuss any situation in which the actual charge for a Service is reasonably expected to exceed the estimated charge, if any, set forth on a Transition Service Schedule for a particular Service; provided, however, that the incurrence of charges in excess of any such estimate on such Transition Service Schedule shall not justify stopping the provision of, or payment for, Services under this Agreement.

     5.2  Payment Terms. Catalytica shall invoice CESI monthly for all charges
          -------------
pursuant to this Agreement. Such invoices shall be accompanied by reasonable documentation or other reasonable explanation supporting such charges. Invoices shall be due and payable within thirty (30) days after receipt. Late payments shall bear interest at the lesser of 12% or the maximum rate allowed by law. CESI, if owing the greater amount in any payment period, may pay to Catalytica the net amount by which its payment exceeds the payment due to it for such period.

     5.3  Performance Under Ancillary Agreements. Notwithstanding anything to
          --------------------------------------
the contrary contained herein, CESI shall not be charged under this Agreement for any obligations that are specifically required to be performed under the Separation Agreement or any other Ancillary Agreement and any such other obligations shall be performed and charged for (if applicable) in accordance with the terms of the Separation Agreement or such other Ancillary Agreement.

     5.4  Error Correction; True-Ups; Accounting. The Parties shall reasonably
          --------------------------------------
agree on a process and procedure for conducting internal audits and making adjustments to charges as a result of the movement of employees and functions between Parties, the discovery of errors or omissions in charges, as well as a true-up of amounts owed. In no event shall such processes and procedures extend beyond 180 days after completion of a Service.

     5.5  Pricing Adjustments. In the event of a tax audit adjustment relating
          -------------------
to the pricing of any or all Services provided pursuant to this Agreement in which it is determined by a taxing authority that any of the charges, individually or in combination, did not result in an arm's-length payment, as determined under internationally accepted arm's-length standards, then the Parties, including any subcontractor providing Services hereunder, may agree to make corresponding adjustments to the charges in question for such period to the extent necessary to achieve arm's-length pricing. Any adjustment made pursuant to this Section 5.5 shall be reflected in the Parties' legal books and records, and the resulting underpayment or overpayment shall create, respectively, an obligation to be paid in the manner specified in Section 5.2, or shall create a credit against amounts owed under this Agreement.

                                   ARTICLE 6

                     GENERAL OBLIGATIONS; STANDARD OF CARE

     6.1  Performance Metrics. Subject to Sections 3.3 and 3.4 and any other
          -------------------
terms and conditions of this Agreement, Catalytica shall maintain sufficient resources to perform its obligations hereunder. Specific performance metrics for a specific Service may be set forth in the corresponding Transition Service Schedule. Where none is set forth, Catalytica shall use reasonable efforts to provide Services in accordance with the policies, procedures and practices in effect before the Separation Date and shall exercise the same care and skill as it exercises in performing similar services for itself. CESI shall provide sufficient resources and timely decisions, approvals and acceptances in order that Catalytica may accomplish its obligations hereunder in a timely manner.

     6.2  Transitional Nature Of Services; Changes. The Parties acknowledge the
          ----------------------------------------
transitional nature of the Services and that Catalytica may make changes from time to time in the manner of performing such Services if Catalytica is making similar changes in performing similar services for itself provided that Catalytica furnishes to CESI reasonable advanced written notice regarding such changes.

     6.3  Responsibility For Errors; Delays. Catalytica's responsibility to
          ---------------------------------
CESI with respect to Services are as follows:

          (a) for errors or omissions in Services, shall be to furnish correct information, payment and/or adjustment in the Services, at no additional cost or expense; provided, CESI must promptly advise Catalytica of any such error or
         --------
omission of which it becomes aware after having used reasonable efforts to detect any such errors or omissions in accordance with the standard of care set forth in Section 6.1; and

          (b) for failure to deliver any Service because of Impracticability, shall be to use reasonable efforts, subject to Section 3.3, to make the Services available and/or to resume performing the Services as promptly as reasonably practicable.

     6.4  Good Faith Cooperation; Consents. The Parties will use good faith
          --------------------------------
efforts to cooperate with each other in all matters relating to the provision and receipt of Services. Such cooperation shall include exchanging information, performing true-ups and adjustments, and obtaining all third party consents, licenses, sublicenses or approvals necessary to permit each Party to perform its obligations hereunder (including, rights to use third party software needed for the performance of Services). Unless otherwise provided in the relevant Transition Services Schedule, the costs of obtaining such third party consents, licenses, sublicenses or approvals shall be borne by CESI. The Parties will maintain in accordance with their standard document retention procedures, documentation supporting the information relevant to cost calculations contained in the Transition Service Schedules and cooperate with each other in making such information available as needed in the event of a tax audit, whether in the United States or any other country.

     6.5  Alternatives. If Catalytica reasonably believes it is unable to
          ------------
provide a Service because of a failure to obtain necessary consents, licenses, sublicenses or approvals pursuant to Section 6.4 or because of Impracticability, the Parties shall cooperate to determine the best alternative approach. Until such alternative approach is found or the problem otherwise resolved to the satisfaction of the Parties, Catalytica shall use reasonable efforts, subject to
Section 3.3 and Section 3.4, to continue providing the Service. To the extent an agreed upon alternative approach requires payment above and beyond that which is included in the Catalytica's charge for the Service in question, the Parties shall share equally in making any such payment unless they otherwise agree in writing.

                                   ARTICLE 7

                                  TERMINATION

     7.1  Termination. CESI may terminate this Agreement, either with respect
          -----------
to all or with respect to any one or more of the Services provided to it hereunder, for any reason or for no reason, at any time upon thirty (30) days prior written notice to Catalytica. In addition, subject to the provisions of
ARTICLE 15, either Party may terminate this Agreement with respect to a specific Service if the other Party materially breaches a material provision with regard to that particular Service and does not cure such breach (or does not take reasonable steps required under the circumstances to cure such breach going forward) within thirty (30) days after being given written notice of such breach; provided, however, that the non-terminating Party may request that the
        --------  -------
Parties engage in a dispute resolution negotiation as specified in ARTICLE 15 below prior to termination for breach.

     7.2  Survival. Those Sections of this Agreement that, by their nature, are
          --------
intended to survive termination will survive in accordance with their terms. Notwithstanding the foregoing, in the event of any termination with respect to one or more, but less than all Services, this Agreement shall continue in full force and effect with respect to any Services not terminated hereby.

     7.3  User IDs, Passwords. The Parties shall use good faith efforts at the
          -------------------
termination or expiration of this Agreement or any specific Service hereto to ensure that all applicable user IDs and passwords are canceled.

                                   ARTICLE 8

                       RELATIONSHIP BETWEEN THE PARTIES

     The relationship between the Parties established under this Agreement is that of independent contractors and neither Party is an employee, agent, partner, or joint venturer of or with the other. Catalytica will be solely responsible for any employment-related taxes, insurance premiums or other employment benefits respecting its personnel's performance of Services under this Agreement. CESI agrees to grant to Catalytica's personnel access to sites, systems and information (subject to the provisions of confidentiality stated below) as necessary for Catalytica to perform its obligations hereunder. Catalytica's personnel shall agree to obey any and all security regulations and other published policies of CESI relevant to the provision or receipt of the Services.

                                   ARTICLE 9

                                SUBCONTRACTORS

     Catalytica may engage a subcontractor to perform all or any portion of its duties under this Agreement provided that any such subcontractor agrees in writing to be bound by confidentiality obligations at least as protective as the terms of this Agreement regarding confidentiality, and provided further that Catalytica remains responsible for the performance of such subcontractor. As used in this Agreement, "subcontractor" will mean any individual, partnership, corporation, firm, association, unincorporated organization, joint venture, trust or other entity engaged to perform hereunder.

                                  ARTICLE 10

                             INTELLECTUAL PROPERTY

     10.1 Allocation Of Rights By Ancillary Agreements. This Agreement and the
          --------------------------------------------
performance of this Agreement will not affect the ownership of any intellectual property rights allocated in the Ancillary Agreements.

     10.2 Existing Ownership Rights Unaffected. Neither Party will gain, by
          ------------------------------------
virtue of this Agreement, any rights of ownership of copyrights, patents, trade secrets, trademarks or any other intellectual property rights owned by the other.

                                  ARTICLE 11

                               SOFTWARE LICENSE

     11.1 Software Deliverable/License. Unless otherwise agreed by the Parties
          ----------------------------
under the Ancillary Agreements or any separate license or technology agreement, if Catalytica supplies or makes available to CESI a deliverable that in whole or in part consists of software, firmware, or other computer code (a "Software
                                                                   --------
Deliverable") as indicated in a Transition Service Schedule, such Software
-----------
Deliverables will be supplied in object code form only and will be subject to the terms of this ARTICLE 11. In the event that such Software Deliverables are licensed to Catalytica by third parties, CESI agrees to be bound by any different or additional conditions that are required by such third parties and are communicated in writing to it.

     11.2 License To Software. Subject to the terms and conditions of this
          -------------------
Agreement, Catalytica hereby grants to CESI, under Catalytica's intellectual property rights in and to a Software Deliverable, a non-exclusive, nontransferable worldwide license to (a) use and display the Software Deliverable in object code only for its own internal information processing services and computing needs, and to make sufficient copies as necessary for such use, and (b) use the Documentation in connection with the permitted use of the Software Deliverable and make sufficient copies as necessary for such use; provided, however, that the foregoing license shall (i) be limited solely to the
--------  -------
use by CESI of the Software Deliverable to the extent necessary for CESI to obtain the benefit of the relevant Service, and (ii) expire and terminate upon the termination of the relevant Service term.

     11.3 Restrictions. Neither CESI shall itself, or through any Subsidiary,
          ------------
affiliate, agent or third party: (a) sell, lease, license or sublicense the Software Deliverable; (b) decompile, disassemble, or reverse engineer the Software Deliverable, in whole or in part, except to the extent such restriction is prohibited by applicable law; (c) allow access to the Software any user other than its employees; (d) use the Software Deliverable to provide processing services to third parties; (e) otherwise use the Software Deliverable on a "service bureau" basis; or (f) provide, disclose, divulge or make available to, or permit use of the Software Deliverable by any third party without Catalytica's prior written consent.

     11.4 Copyright Notices. CESI shall not remove any copyright notices,
          -----------------
proprietary markings, trademarks or trade names from Catalytica's software or documentation.

     11.5 As-Is Warranty. THE SOFTWARE DELIVERABLE AND ANY OTHER MATERIALS
          --------------
PROVIDED HEREUNDER ARE LICENSED OR PROVIDED ON AN "AS-IS" BASIS ONLY, WITHOUT ANY EXPRESS WARRANTIES OF ANY KIND.

     11.6 Implied Warranty Disclaimer. CATALYTICA MAKES NO WARRANTIES
          ---------------------------
WHATSOEVER, EITHER EXPRESS OR IMPLIED, REGARDING THE SOFTWARE DELIVERABLE OR ANY OTHER MATERIAL PROVIDED BY IT HEREUNDER INCLUDING AS TO THE MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE WITH RESPECT OT SUCH SOFTWARE DELIVERABLE OR OTHER MATERIALS.

     11.7 No Other Obligations. NEITHER PARTY ASSUMES ANY RESPONSIBILITY OR
          --------------------
OBLIGATIONS WHATEVER, OTHER THAN THE RESPONSIBILITIES AND OBLIGATIONS EXPRESSLY SET FORTH IN THIS AGREEMENT OR A SEPARATE WRITTEN AGREEMENT BETWEEN THE PARTIES.

                                  ARTICLE 12

                                CONFIDENTIALITY

     The terms of the Master Confidential Disclosure Agreement between the Parties shall apply to any Confidential Information (as defined therein) which is the subject matter of this Agreement.

                                  ARTICLE 13

                            LIMITATION OF LIABILITY

     NEITHER PARTY WILL BE LIABLE TO THE OTHER FOR ANY LOST PROFITS, LOSS OF DATA, LOSS OF USE, COST OF COVER, BUSINESS INTERRUPTION OR OTHER SPECIAL, INCIDENTAL, INDIRECT, PUNITIVE OR CONSEQUENTIAL DAMAGES, HOWEVER CAUSED, UNDER ANY THEORY OF LIABILITY, ARISING FROM THE PERFORMANCE OF, OR RELATING TO, THIS AGREEMENT.

                                  ARTICLE 14

                                 FORCE MAJEURE

     Each party will be excused for any failure or delay in performing any of its obligations under this Agreement, other than the obligations to make payments pursuant to ARTICLE 5 hereof for services rendered, if such failure or delay is caused by Force Majeure. "Force Majeure" means any act of God or the public enemy, any accident, explosion, fire, storm, earthquake, flood, or any other circumstance or event beyond the reasonable control of the party relying upon such circumstance or event.

                                  ARTICLE 15

                              DISPUTE RESOLUTION

     15.1 Mediation. If a dispute, controversy or claim ("Dispute") arises
          ---------
between the parties relating to the interpretation or performance of this Agreement or the Ancillary Agreements, or the grounds for the termination hereof, appropriate senior executives (e. g. director or V.P. level) of each party who shall have the authority to resolve the matter shall meet to attempt in good faith to negotiate a resolution of the Dispute prior to pursuing other available remedies. The initial meeting between the appropriate senior executives shall be referred to herein as the "Dispute Resolution Commencement Date." Discussions and correspondence relating to trying to resolve such Dispute shall be treated as confidential information developed for the purpose of settlement and shall be exempt from discovery or production and shall not be admissible. If the senior executives are unable to resolve the Dispute within thirty (30) days from the Dispute Resolution Commencement Date, and either party wishes to pursue its rights relating to such Dispute, then the Dispute will be mediated by a mutually acceptable mediator appointed pursuant to the mediation rules of JAMS/Endispute within thirty (30) days after written notice by one party to the other demanding non-binding mediation. Neither party may unreasonably withhold consent to the selection of a mediator or the location of the mediation. Both parties will share the costs of the mediation equally, except that each party shall bear its own costs and expenses, including attorney's fees, witness fees, travel expenses, and preparation costs. The parties may also agree to replace mediation with some other form of non-binding or binding ADR.

     15.2 Arbitration. Any Dispute which the parties cannot resolve through
          -----------
mediation within ninety (90) days of the Dispute Resolution Commencement Date, unless otherwise mutually agreed, shall be submitted to final and binding arbitration under the then current Commercial Arbitration Rules of the American Arbitration Association ("AAA"), by three (3) arbitrators in Santa Clara County, California. Such arbitrators shall be selected by the mutual agreement of the parties or, failing such agreement, shall be selected according to the aforesaid AAA rules. The arbitrators will be instructed to prepare and deliver a written, reasoned opinion stating their decision within thirty (30) days of the completion of the arbitration. The prevailing party in such arbitration shall be entitled to expenses, including costs and reasonable attorneys' and other professional fees, incurred in connection with the arbitration (but excluding any costs and fees associated with prior negotiation or mediation). The decision of the arbitrator shall be final and non-appealable and may be enforced in any court of competent jurisdiction. The use of any ADR procedures will not be construed under the doctrine of laches, waiver or estoppel to adversely affect the rights of either party.

     15.3 Court Action. Any Dispute regarding the following is not required to
          ------------
be negotiated, mediated or arbitrated prior to seeking relief from a court of competent jurisdiction: breach of any obligation of confidentiality; infringement, misappropriation, or misuse of any intellectual property right; any other claim where interim relief from the court is sought to prevent serious and irreparable injury to one of the parties or to others. However, the parties to the Dispute shall make a good faith effort to negotiate and mediate such Dispute, according to the above procedures, while such court action is pending.

     15.4 Continuity of Service and Performance. Unless otherwise agreed in
          -------------------------------------
writing, the parties will continue to provide service and honor all other commitments under this Agreement and each Ancillary Agreement (as defined in the Master Separation Agreement) during the course of dispute resolution pursuant to the provisions of this Article 15 with respect to all matters not subject to such dispute, controversy or claim.

                                  ARTICLE 16

                                 MISCELLANEOUS

     16.1 Entire Agreement. This Agreement, the Merger Agreement, the other
          ----------------
Ancillary Agreements and the Exhibits and Schedules referenced or attached hereto and thereto, constitutes the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all prior written and oral and all contemporaneous oral agreements and understandings with respect to the subject matter hereof.

     16.2 Governing Law. This Agreement shall be construed in accordance with
          -------------
and all Disputes hereunder shall be governed by the laws of the State of California, excluding its conflict of law rules. The Superior Court of Santa Clara County and/or the United States District Court for the Northern District of California shall have jurisdiction and venue over all Disputes between the parties that are permitted to be brought in a court of law pursuant to Section
15.3 above.

     16.3 Termination. This Agreement may be terminated at any time before the
          -----------
Distribution Date by mutual consent of Catalytica and CESI. In the event of termination pursuant to this Section 16.3, no Party shall have any liability of any kind to the other Party.

     16.4 Notices. Any notice, demand, offer, request or other communication
          -------
required or permitted to be given by either Party pursuant to the terms of this Agreement shall be in writing and shall be deemed effectively given the earlier of (i) when received, (ii) when delivered personally, (iii) one (1) business day after being delivered by facsimile (with receipt of appropriate confirmation),
(iv) one (1) business day after being deposited with an overnight courier service or (v) four (4) days after being deposited in the U.S. mail, First Class with postage prepaid, and addressed to the attention of the Party's General Counsel at the address of its principal executive office or such other address as a Party may request by notifying the other in writing.

     16.5 Binding Effect; Assignment. This Agreement shall inure to the benefit
          --------------------------
of and be binding upon the Parties hereto and their respective legal representatives and successors, and nothing in this Agreement, express or implied, is intended to confer upon any other Person any rights or remedies of any nature whatsoever under or by reason of this Agreement. This Agreement may not be assigned by any Party hereto without written consent of the other party, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, the Parties acknowledge and agree that in connection with the Merger, this Agreement shall be assigned to and assumed by Synotex.

     16.6 Severability. If any term or other provision of this Agreement or the
          ------------
Schedules or Exhibits attached hereto is determined by a non-appealable decision by a court, administrative agency or arbitrator to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that transactions contemplated hereby are fulfilled to the fullest extent possible.

          16.7   Failure Or Indulgence Not Waiver; Remedies Cumulative. No
                 -----------------------------------------------------
failure or delay on the part of either Party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement herein, nor shall any single or partial exercise of any such right preclude other or further exercise thereof or of any other right. All rights and remedies existing under this Agreement or the Schedules or Exhibits attached hereto are cumulative to, and not exclusive of, any rights or remedies otherwise available.

          16.8   Amendment. No change or amendment will be made to this
                 ---------
Agreement except by an instrument in writing signed on behalf of each of the Parties to such agreement.

          16.9   Authority. Each of the Parties hereto represents to the other
                 ---------
that (a) it has the corporate or other requisite power and authority to execute, deliver and perform this Agreement, (b) the execution, delivery and performance of this Agreement by it have been duly authorized by all necessary corporate or other actions, (c) it has duly and validly executed and delivered this Agreement, and (d) this Agreement is a legal, valid and binding obligation, enforceable against it in accordance with its subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws affecting creditors' rights generally and general equity principles.

          16.10  Interpretation. The headings contained in this Agreement, in
                 --------------
any Exhibit or Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Any capitalized term used in any Schedule or Exhibit but not otherwise defined therein, shall have the meaning assigned to such term in this Agreement. When a reference is made in this Agreement to an Article or a Section, Exhibit or Schedule, such reference shall be to an Article or Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated.

          16.11  Conflicting Agreements. In the event of conflict between this
                 ----------------------
Agreement and: (a) the Separation Agreement; (b) the Merger Agreement; or (c) the Indemnification Agreement, the provisions of such other agreement shall prevail.

          16.12  Counterparts. This Agreement, including the Schedules and
                 ------------
Exhibits hereto and the other documents referred to herein, may be executed in counterparts, each of which shall be deemed to be an original but all of which shall constitute one and the same agreement.

CATALYTICA, INC.                             CATALYTICA ENERGY SYSTEMS, INC.

By: __________________________________       By:_______________________________

Title:________________________________       Title:____________________________.

                                   Exhibit A
                                   ---------

     Form Transition Service Schedule to Master Transitional Services Agreement

Service Provider: ____________________________

Service Recipient:
                  ____________________________

1. Transition Service Schedule #: ___________________ (To be inserted by responsible individual or department.)

2.   Functional Area: _______________________

3. Start/End Date: The Services start on the Effective Date of the Master Transitional Services Agreement and end on _____________ unless otherwise indicated below.

     Indicate below if other start/end date:
     --------------------------------------

          Start Date: ________________

          End Date: ________________

     If Start and End dates vary by service and/or country, please indicate in
Section 5 below.

4. Summary of Services (Describe the service to be provided in appropriate detail.

--------------------------------------------------------------------------------

          Service Name                                  Description
--------------------------------------------------------------------------------


--------------------------------------------------------------------------------


5. List of services to be provided per country and site: (List all the services to be provided at each site. Enter Start Date and End Date if different than Section 3 above.)

--------------------------------------------------------------------------------
   Country         Site          Service(s)         Start Date        End Date
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

6. Performance parameters/Service level: (State minimum performance expected from each service, if applicable.):

7.   Estimated Total Compensation:

8. Describe cost methodology and cost drivers affecting Estimated Total Compensation (Describe on an individual service basis if necessary):

9. Describe the process by which the cost of services will be adjusted in the instance of an increase/reduction in the services provided: (Describe on an individual service basis if necessary.)

10.  Software: Will software be used or included with the Services to be provided under this Transition Service Schedule: ____ Yes ____ No

               If yes, will source code be provided: ____ Yes ____ No

               List software to be provided:

               Software Application     Number of Licenses to be Provided
               --------------------     ---------------------------------

               _________________________________________________________________

               _________________________________________________________________

Upon execution of this Transition Service Schedule by both parties, this Transition Service Schedule is hereby deemed incorporated into and made part of that certain Master Transitional Services Agreement.

CATALYTICA, INC.                             CATALYTICA ENERGY SYSTEMS, INC.

By:____________________________              By:____________________________

Title:_________________________              Title:_________________________.


                                      A-2